Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

Array BioPharma Inc.
(303) 386-1193 or thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE

FIRST QUARTER OF FISCAL 2006

Boulder, Colo., (October 31, 2005) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the first quarter of fiscal 2006.

For the first quarter of fiscal 2006, Array reported total revenue of $11.2 million, compared to revenue of $9.9 million for the same period in fiscal 2005.  Revenue increased primarily due to additional research funding from Genentech, Inc. and InterMune, Inc.  Investment in research and development for proprietary drug discovery was $8.6 million, an increase of $4.1 million over the same quarter last year, primarily due to expenses related to preclinical development.  Array also reported a net loss of $9.5 million, or ($0.25) per share, for the first quarter, compared to a net loss of $5.6 million, or ($0.19) per share, for the same quarter in fiscal 2005. The reported net loss for the current quarter includes a non-cash charge of $1.6 million, or ($0.04) per share, which the Company has preliminarily estimated for stock option compensation under the new accounting rules. Array ended the first quarter of fiscal 2006 with $83.7 million in cash and marketable securities.

“During the first quarter, we continued Phase Ib clinical development on our lead cancer compound, the MEK inhibitor ARRY-142886,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “We further strengthened our oncology pipeline and filed an IND with the FDA on our ErbB-2/EGFR dual inhibitor, ARRY-334543, which is advancing into Phase I clinical development this fall.”

Recent Accomplishments:

Advancing Proprietary Research Programs

•

Completed manufacture of clinical material of ARRY-334543, a potent, orally active, small molecule inhibitor of ErbB-2 and EGFR (dual inhibitor), for a Phase I clinical trial to begin this fall in cancer patients.

•	Continued evaluating selective ErbB-2 inhibitors in preclinical models of human cancer.
•	Advanced ARRY-142886 (AZD6244), a novel MEK inhibitor for cancer, in a Phase Ib clinical trial.
•	Progressed regulated safety assessment testing for our lead MEK inhibitor for inflammatory disease, which has demonstrated potency and tolerability in preclinical models of human arthritis and COPD.
•	Advanced our lead p38 inhibitor for inflammatory disease into process research and development to scale-up material for preclinical regulated safety assessment.

-more-

Growing Collaborative Research

•

Extended and expanded a collaboration agreement with Genentech, Inc. for the discovery of targeted small molecule drugs for the treatment of cancer.  Under the terms of this expanded agreement, Genentech may provide approximately $50 million in research funding to access Array’s Drug Discovery Platform over the next three years.  In addition, Array will be entitled to receive milestone payments based on the selection and progression of clinical drug candidates, as well as royalties on net sales of any products that may result from the collaboration.

Array will hold a conference call on Tuesday, November 1, 2005, at 9:00 a.m. eastern time to discuss these results.  If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Tuesday, November 1, 2005
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 500-0177
Toll:	(719) 457-2679
Pass Code:	9419226
Web Cast:	www.arraybiopharma.com

There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820.  The access code is 9419226.  Replay of the call will also be available as a web cast on Array’s web site at www.arraybiopharma.com.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2005, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of October 31, 2005. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statement of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2005	2004
Revenue:
Collaboration revenue	$8,284	$7,345
License and milestone revenue	2,958	2,512
Total revenue	11,242	9,857

Operating expenses *
Cost of revenue (1)	9,398	8,793
Research and development for proprietary drug discovery (2)	8,631	4,482
Selling, general and administrative expenses (3)	3,294	2,335
Total operating expenses	21,323	15,610

Loss from operations	(10,081)	(5,753)

Interest expense	(129)	—
Interest income	684	138
Net loss	$(9,526)	$(5,615)

Basic and diluted net loss per share	$(0.25)	$(0.19)
Number of shares used to compute per share data	38,498	28,907

*Includes stock-based compensation expense
(1)	Cost of revenue	$533	$113
(2)	Research and development for proprietary drug discovery	419	—
(3)	Selling, general and administrative expenses	648	38
	Total	$1,600	$151

Summary Balance Sheet Data

(in thousands)

	September 30,	June 30,
	2005	2005
Cash, cash equivalents and marketable securities	$83,706	$92,706
Property, plant and equipment, gross	63,054	61,517
Working capital	72,536	80,435
Total assets	117,976	127,952
Long-term debt	11,327	10,000
Stockholders’ equity	91,736	99,415

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